Exhibit 99.1
MEN’S WEARHOUSE REPORTS
FISCAL 2010 THIRD QUARTER RESULTS
•	Q3 2010 GAAP diluted EPS was $0.47 and adjusted diluted EPS was $0.57 compared with Q3 2009 revised GAAP diluted EPS of $0.36

•	Company provides guidance for fourth quarter of fiscal 2010

•	Conference call at 5:00 pm Eastern today
HOUSTON — December 7, 2010 — The Men’s Wearhouse (NYSE: MW) today announced its consolidated financial results for the third quarter ended October 30, 2010.

Third Quarter Sales Summary-Fiscal 2010
				Comparable Store Sales
	U.S. dollars, in millions			Change %
	Current	Prior	Total Sales	Current		Prior
	Year	Year	Change %	Year		Year
Total Company	$550.1	$462.0	19.1%
Total Retail Segment	$494.6	$458.3	7.9%
MW	$349.1	$317.6	9.9%	9.6	%(c)	-0.2	%(c)
K&G	$78.0	$79.3	-1.6%	-0.2%		-1.1%
Moores Canada	$61.5	$56.0	9.9%	5.6	%(b)	1.9	%(b)
Corporate Apparel Segment	$55.5	$3.7	1,396.5%

Year-To-Date Sales Summary-Fiscal 2010
						Comparable Store Sales
	U.S. dollars, in millions					Change %
	Current		Prior		Total Sales	Current		Prior
	Year		Year		Change %	Year		Year
Total Company	$1,560.6	(a)	$1,452.4	(a)	7.5%
Total Retail Segment	$1,496.7		$1,441.9		3.8%
MW	$1,034.8		$987.5		4.8%	4.8	%(c)	-3.0	%(c)
K&G	$263.9		$277.4		-4.9%	-3.5%		-0.8%
Moores Canada	$180.4		$160.3		12.6%	2.1	%(b)	-1.9	%(b)
Corporate Apparel Segment	$63.8		$10.4		512.9%

(a)	Due to rounded numbers total Company may not sum.

(b)	Comparable store sales change is based on the Canadian dollar.

(c)	Does not include ecommerce sales.

GAAP diluted earnings per share were $0.47 for the third quarter ended October 30, 2010. Adjusted diluted earnings per share were $0.57 after excluding $1.4 million ($1.1 million after tax or $0.02 per diluted share outstanding) in acquisition transaction and integration expenses, $2.0 million ($1.5 million after tax or $0.03 per diluted share outstanding) in tuxedo distribution closure costs and $3.2 million ($2.4 million after tax or $0.05 per diluted share outstanding) for non-cash asset impairment charges. This compares to adjusted diluted earnings per share guidance given September 8, 2010 of $0.40 to $0.47.
During the third quarter of 2010, the Company changed the inventory valuation method used by its K&G brand from lower of cost or market, as determined by the retail inventory method, to lower of cost or market using the weighted average cost method. This change was done to bring all retail operations of the Company to a common valuation methodology platform. All financial statements in this press release have been revised to reflect this change and are therefore comparable. Prior year third quarter revised GAAP diluted earnings per share were $0.36, a decrease of $0.01 per share.
THIRD QUARTER REVIEW
Dimensions and Alexandra Acquisitions
On August 6, 2010, the Company acquired Dimensions and certain assets of Alexandra, two leading providers of corporate clothing uniforms and workwear in the United Kingdom, for total cash consideration of approximately £61 million (US$97.8 million). The combined businesses are organized under a UK-based holding company of which Men’s Wearhouse controls 86% and certain existing shareholders of Dimensions control 14%.
The financial results of the combined UK operations, excluding transaction and integration costs, were $0.03 accretive to the Company’s third quarter diluted earnings per share. Transaction and integration costs were $1.4 million ($1.1 million after tax or $0.02 per diluted share outstanding). Total sales of the combined operations were US$51 million.
Tuxedo Distribution Closures
In late August 2010, a decision was made by the Company to cease tuxedo distribution operations in November 2010 at four of the eleven facilities that we currently use for tuxedo distribution. The operations at these four facilities will be assumed by other tuxedo distribution facilities in our system allowing us to more effectively manage our tuxedo rental operations. In the third quarter, a charge of $2.0 million ($1.5 million after tax or $0.03 per diluted share outstanding) was incurred consisting primarily of severance payments and fixed asset write-offs.
The expected ongoing annual benefit, beginning in fiscal 2011, as a result of these closures will be a reduction in operating costs of approximately $4.0 million.

Review of Results
Total Company sales increased 19.1% for the quarter.
•	Retail segment net sales increased $36.3 million, or 7.9%, to $494.6 million for the quarter ended October 30, 2010 as compared to the same prior year quarter. The increase was due mainly to a $20.1 million increase in clothing product revenues and a $13.6 million increase in tuxedo rental service revenue:
•	The increase of 9.6% in comparable store sales at Men’s Wearhouse/Men’s Wearhouse and Tux and 5.6% at Moores was due mainly to continued unit growth in our tuxedo rental services business, increased units per transaction and higher store traffic levels, which more than offset a decrease in the average transaction value. At K&G, the decrease of 0.2% in comparable store sales was due mainly to a decrease in the average transaction value.

•	Tuxedo rental service revenues as a percentage of total retail segment net sales increased from 21.3% in the third quarter of 2009 to 22.5% in the third quarter of 2010. In absolute dollars, tuxedo rental service revenues increased $13.6 million or 13.9% due mainly to a 14.6% increase in paid units rented, offset partially by lower average rental rates in the U.S.
•	Corporate apparel segment net sales increased $51.8 million to $55.5 million for the quarter ended October 30, 2010 as compared to the same prior year quarter. The increase was due to our acquisitions of Dimensions and Alexandra in the UK on August 6, 2010.
Gross margin, as a percentage of total net sales, decreased 101 basis points from 43.7% to 42.7% due primarily to more aggressive promotional offerings in 2010 compared to 2009 and the increased mix of the lower margin corporate apparel business.
•	In the retail segment, total gross margin as a percentage of related sales increased from 43.9% in the third quarter of 2009 to 44.5% in the third quarter of 2010 primarily due to improved tuxedo rental margins and a decrease in occupancy costs. As a percentage of retail segment sales, occupancy costs decreased by 185 basis points from 15.8% to 13.9% primarily due to fewer open stores in 2010 and reduced depreciation following impairment charges taken in the fourth quarter of 2009. These improvements were partially offset by a decrease in clothing margin due primarily to more aggressive promotional offerings in the current year. As a percentage of related sales, clothing margin decreased 265 basis points from 56.0% to 53.4%.

•	In the corporate apparel segment, total gross margin as a percentage of related sales increased from 22.6% in the third quarter of 2009 to 26.5% in the third quarter of 2010 due to our acquisitions of Dimensions and Alexandra in the UK on August 6, 2010.

Selling, general and administrative expenses were $200.6 million in the current year and increased 16.2% from the prior year’s SG&A of $172.6 million. During the current quarter, the Company incurred $1.4 million in acquisition transaction and integration costs, $2.0 million in tuxedo distribution closure costs and $3.2 million for non-cash asset impairment charges related to 40 Men’s Wearhouse and Tux stores, some of which were partially impaired in the prior year. Excluding these costs, third quarter SG&A expenses were $194.0 million or an increase of 12.4% to the prior year quarter. SG&A related to the acquired UK operations resulted in a 6.6% increase. The remaining 5.8% increase is primarily due to increased marketing costs and increased employee benefit costs. As a percentage of total net sales, adjusted SG&A decreased 210 basis points from 37.4% to 35.3%.
Operating income was $34.4 million. Excluding $1.4 million in acquisition and integration costs, $2.0 million in tuxedo distribution closure costs and $3.2 million in non-cash asset impairment charges, operating income was $41.0 million or 7.5% of total net sales compared to operating income of $29.4 million or 6.4% of total net sales for the same period last year.
The effective income tax rate was 25.7% for the third quarter of 2010 and 34.5% for the third quarter of 2009. The effective tax rate in 2010 was lower than the statutory U.S. federal rate of 35% due to the favorable tax rate effects from release of valuation allowances related to foreign tax credit carryforwards and recognition of previously unrecognized tax benefits and related accrued interest from expirations of statutes of limitations, offset partially by the effect of state income taxes.
Cash and cash equivalent balances as of the end of the third quarter of 2010 were $197.8 million.
Total inventories of $509.4 million increased 6.9% from the prior year third quarter of $476.8 million. Excluding the inventory related to the acquisitions of Dimensions and Alexandra in the UK, inventories decreased 6.6%.
Current maturities of long-term debt were $45.6 million as of the end of the third quarter of 2010.
FOURTH QUARTER 2010 GUIDANCE
For the fourth quarter of the fiscal year, GAAP loss per share is expected to be in a range of $0.22 to $0.25. Adjusted loss per share is expected to be in a range of $0.19 to $0.22. Adjusted loss per share excludes acquisition transaction costs and integration expenses of $1.7 million ($1.1 million after tax or $0.02 per diluted share outstanding) and $1.0 million ($0.7 million after tax or $0.01 per diluted share outstanding) in tuxedo distribution closure costs consisting primarily of severance payments, fixed asset write-offs, facility remediation and labor costs associated with processing the inventory from the closed facilities.

SG&A costs in this year’s fourth quarter will also include notable increases compared to the prior year’s fourth quarter for both employee bonuses related to higher than planned full year financial performance and increased medical benefit costs due to a higher level of submitted claims. We estimate these higher costs will increase this year’s fourth quarter loss in a magnitude of the equivalent of 10 cents per share.
The financial results of the combined UK acquisitions, excluding acquisition transaction costs and integration expenses, are expected to be neutral to the Company’s fourth quarter diluted earnings per share.

	Historical Actual	Guidance
	4Q FY 2009	4Q FY 2010
	(revised)
Total Sales	-4.0%	+ high teen's to low twenties digit range(1)
Comparable Store Sales(2)
MW	-7.1%	+ mid to high single digit
K&G	-5.0%	+ low single digits
Moores	-6.6%	+ low single digits
Gross Profit Growth Rate	-7.4%	+ high teen’s to low twenties digit range(3)
S G & A Expense Growth Rate	-4.3%(4)	+ high teen’s digits(5)
Effective Tax Rate	45.55%	41.00%(6)
Shares Outstanding (millions)	52.297	52.998
GAAP Loss Per Share	$0.36	$0.22 to $0.25
Adjusted Loss Per Share	$0.11	$0.19 to $0.22(5)

Foreign Exchange Conversion (avg.)
US Dollar to GBP	n/a	1.590
US Dollar to Canadian Dollar	0.95	0.98

1.	Includes US$51 million to US$53 million of sales from acquired operations of Dimensions and Alexandra in the 4Q of FY 2010.

2.	Includes an assumed increase in tuxedo rental revenues of + low double digits in the 4Q of FY 2010 compared to the prior year quarter decrease of 0.6%.

3.	Occupancy costs are expected to decrease in the low single digit range in the 4Q of FY 2010 from the prior year quarter.

4.	Excludes $8.8 million pretax gain from an eminent domain sale of a distribution center in 4Q 2008. Also excludes $1.8 million and $19.5 million in impairment charges in the 4Q 2008 and 4Q 2009, respectively.

5.	Excludes acquisition transaction and integration costs and costs associated with the closure of four tuxedo distribution centers in the 4Q of FY 2010. Also excludes $19.5 million in impairment charges in the 4Q of FY 2009. In the 4Q of FY 2010, SG&A expense is expected to increase a) in the high single digit range related to the Company’s acquired UK operations, b) in the mid single digit range related to employee medical costs from a higher level of claims and employee bonus costs due to exceeding full year financial targets and c) in the high single digit range primarily due to increased marketing and payroll related costs.

6.	The higher effective tax rate in 4Q of FY 2009 is primarily due to a true up the Company’s annual tax provision as a result of the non-cash impairment charge taken in 4Q of FY 2009. The estimated impact on diluted earnings per share from this true up in 4Q of FY 2009 was a benefit of $0.04 per share in the prior year.

UPDATED CONFERENCE CALL AND WEBCAST INFORMATION
At 5:00 p.m. Eastern time on Tuesday, December 7, 2010, Company management will host a conference call and real time web cast to review the fiscal third quarter and its outlook for the fourth quarter of fiscal 2010.
To access the conference call, dial 480-629-9725. To access the live webcast presentation, visit the Investor Relations section of the Company’s website at www.menswearhouse.com. A telephonic replay will be available through December 14, 2010 by calling 303-590-3030 and entering the access code of 4386437#, or a webcast archive will be available free on the website for approximately 90 days.
STORE INFORMATION

	October 30, 2010		October 31, 2009		January 30, 2010
	Number of	Sq. Ft.	Number of	Sq. Ft.	Number of	Sq. Ft.
	Stores	(000’s)	Stores	(000’s)	Stores	(000’s)
Men’s Wearhouse	586	3,319.3	581	3,279.8	581	3,284.4
Men’s Wearhouse and Tux	408	561.0	469	639.9	454	623.4
Moores, Clothing for Men	117	737.1	117	734.6	117	734.6
K&G(a)	102	2,391.8	107	2,475.6	107	2,475.6

Total	1,213	7,009.2	1,274	7,129.9	1,259	7,118.0

(a)	91, 94 and 94 stores, respectively, offering women’s apparel.
Founded in 1973, Men’s Wearhouse is one of North America’s largest specialty retailers of men’s apparel with 1,213 stores. The Men’s Wearhouse, Moores and K&G stores carry a full selection of designer, brand name and private label suits, sport coats, furnishings and accessories and Men’s Wearhouse and Tux stores carry a limited selection. Tuxedo rentals are available in the Men’s Wearhouse, Moores and Men’s Wearhouse and Tux stores. Additionally, Men’s Wearhouse operates a global corporate apparel and workwear group consisting of TwinHill in the United States and Dimensions and Alexandra in the United Kingdom.
This press release contains forward-looking information. The forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be significantly impacted by various factors, including sensitivity to economic conditions and consumer confidence, possibility of limited ability to expand Men’s Wearhouse stores, possibility that certain of our expansion strategies may present greater risks, changes in foreign currency rates and other factors described in the Company’s annual report on Form 10-K for the fiscal year ended January 30, 2010, subsequent Forms 10-Q.
For additional information on Men’s Wearhouse, please visit the Company’s website at www.menswearhouse.com. The website for Dimensions is www.dimensions.co.uk and the website for Alexandra is www.alexandra.co.uk.

CONTACT:	Neill Davis, EVP & CFO, Men’s Wearhouse (281) 776-7000 Ken Dennard, DRG&L (713) 529-6600

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
FOR THE THREE MONTHS ENDED
October 30, 2010 AND October 31, 2009
(In thousands, except per share data)

	Three Months Ended				Variance
		% of		% of			Basis
	2010	Sales	2009	Sales	Dollar	%	Points
			(as adjusted) (a)
Net sales:
Clothing product	$405,784	73.77%	$333,882	72.27%	$71,902	21.54%	1.50
Tuxedo rental services	111,297	20.23%	97,702	21.15%	13,595	13.91%	(0.91)
Alteration and other services	33,022	6.00%	30,431	6.59%	2,591	8.51%	(0.58)

Total net sales	550,103	100.00%	462,015	100.00%	88,088	19.07%	0.00

Total cost of sales	315,104	57.28%	259,974	56.27%	55,130	21.21%	1.01

Gross margin (b)	234,999	42.72%	202,041	43.73%	32,958	16.31%	(1.01)

Selling, general and administrative expenses	200,588	36.46%	172,595	37.36%	27,993	16.22%	(0.89)

Operating income	34,411	6.26%	29,446	6.37%	4,965	16.86%	(0.12)

Net interest	(274)	(0.05%)	(19)	0.00%	(255)	1342.11%	(0.05)

Earnings before income taxes	34,137	6.21%	29,427	6.37%	4,710	16.01%	(0.16)

Provision for income taxes	8,789	1.60%	10,141	2.19%	(1,352)	(13.33%)	(0.60)

Net earnings including noncontrolling interest	25,348	4.61%	19,286	4.17%	6,062	31.43%	0.43

Less: Net earnings attributable to noncontrolling interest	89	0.02%	—	0.00%	89	100.00%	0.02

Net earnings attributable to common shareholders	$25,259	4.59%	$19,286	4.17%	$5,973	30.97%	0.42

Net earnings per diluted common share attributable to common shareholders (c)	$0.47		$0.36

Weighted average diluted common shares outstanding:	52,895		52,442

(a)	Results have been adjusted for the change in inventory valuation method used by our K&G brand from the retail inventory method to the weighted average cost method during the third quarter of fiscal 2010. The cumulative effect of this change in accounting principle was recorded retrospectively as of February 1, 2009.

(b)	Gross margin as a percentage of related sales:

	Three Months Ended				Variance
		% of		% of
		Related		Related			Basis
	2010	Sales	2009	Sales	Dollar	%	Points

Clothing margin	$187,019	53.40%	$185,057	56.05%	$1,962	1.06%	(2.65)
Tuxedo margin	93,813	84.29%	81,205	83.11%	12,608	15.53%	1.18
Alteration and other services margin	8,424	25.51%	7,335	24.10%	1,089	14.85%	1.41
Occupancy costs	(68,978)	(13.95%)	(72,394)	(15.80%)	3,416	4.72%	1.85

Retail segment margin	220,278	44.54%	201,203	43.90%	19,075	9.48%	0.64
Corporate apparel segment margin	14,721	26.51%	838	22.58%	13,883	1,656.68%	3.93

Gross margin	$234,999	42.72%	$202,041	43.73%	$32,958	16.31%	(1.01)

(c)	Calculated based on net earnings less net earnings allocated to participating securities.

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
FOR THE NINE MONTHS ENDED
October 30, 2010 AND October 31, 2009
(In thousands, except per share data)

	Nine Months Ended				Variance
		% of		% of			Basis
	2010	Sales	2009	Sales	Dollar	%	Points
			(as adjusted) (a)
Net sales:
Clothing product	$1,136,383	72.82%	$1,057,246	72.80%	$79,137	7.49%	0.02
Tuxedo rental services	325,913	20.88%	298,688	20.57%	27,225	9.11%	0.32
Alteration and other services	98,262	6.30%	96,423	6.64%	1,839	1.91%	(0.34)

Total net sales	1,560,558	100.00%	1,452,357	100.00%	108,201	7.45%	0.00

Total cost of sales	864,284	55.38%	822,989	56.67%	41,295	5.02%	(1.28)

Gross margin (b)	696,274	44.62%	629,368	43.33%	66,906	10.63%	1.28

Selling, general and administrative expenses	571,406	36.62%	525,704	36.20%	45,702	8.69%	0.42

Operating income	124,868	8.00%	103,664	7.14%	21,204	20.45%	0.86

Net interest	(774)	(0.05%)	(179)	(0.01%)	(595)	332.40%	(0.04)

Earnings before income taxes	124,094	7.95%	103,485	7.13%	20,609	19.91%	0.83

Provision for income taxes	42,222	2.71%	38,517	2.65%	3,705	9.62%	0.05

Net earnings including noncontrolling interest	81,872	5.25%	64,968	4.47%	16,904	26.02%	0.77

Less: Net earnings attributable to noncontrolling interest	89	0.01%	—	0.00%	89	100.00%	0.01

Net earnings attributable to common shareholders	$81,783	5.24%	$64,968	4.47%	$16,815	25.88%	0.77

Net earnings per diluted common share attributable to common shareholders (c)	$1.54		$1.23

Weighted average diluted common shares outstanding:	52,776		52,218

(a)	Results have been adjusted for the change in inventory valuation method used by our K&G brand from the retail inventory method to the weighted average cost method during the third quarter of fiscal 2010. The cumulative effect of this change in accounting principle was recorded retrospectively as of February 1, 2009.

(b)	Gross margin as a percentage of related sales:

	Nine Months Ended				Variance
		% of		% of
		Related		Related			Basis
	2010	Sales	2009	Sales	Dollar	%	Points

Clothing margin	$587,626	54.79%	$570,887	54.53%	$16,739	2.93%	0.25
Tuxedo margin	275,067	84.40%	248,684	83.26%	26,383	10.61%	1.14
Alteration and other services margin	25,154	25.60%	25,547	26.49%	(393)	(1.54%)	(0.90)
Occupancy costs	(208,472)	(13.93%)	(218,028)	(15.12%)	9,556	4.38%	1.19

Retail segment margin	679,375	45.39%	$627,090	43.49%	52,285	8.34%	1.90
Corporate apparel segment margin	16,899	26.47%	2,278	21.87%	14,621	641.83%	4.60

Gross margin	$696,274	44.62%	$629,368	43.33%	$66,906	10.63%	1.28

(c)	Calculated based on net earnings less net earnings allocated to participating securities.

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands) (Unaudited)

	October 30,	October 31,
	2010	2009
		(as adjusted) (a)
ASSETS
Current assets:
Cash and cash equivalents	$197,843	$198,538
Accounts receivable, net	65,069	17,304
Inventories	509,422	476,760
Other current assets	62,830	47,744

Total current assets	835,164	740,346
Property and equipment, net	333,007	370,191
Tuxedo rental product, net	86,121	100,653
Goodwill	90,580	59,111
Intangible assets, net	38,678	5,279
Other assets, net	21,831	7,376

Total assets	$1,405,381	$1,282,956

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$145,138	$121,374
Accrued expenses and other current liabilities	130,550	106,082
Income taxes payable	12,294	24,743
Current maturities of long-term debt	45,584	—

Total current liabilities	333,566	252,199
Long-term debt	—	42,985
Deferred taxes and other liabilities	72,664	63,087

Total liabilities	406,230	358,271

Equity:
Preferred stock	—	—
Common stock	709	704
Capital in excess of par	336,942	323,864
Retained earnings	1,023,467	979,540
Accumulated other comprehensive income	37,651	33,203
Treasury stock, at cost	(412,761)	(412,626)

Total equity attributable to common shareholders	986,008	924,685

Noncontrolling interest	13,143	—

Total equity	999,151	924,685

Total liabilities and equity	$1,405,381	$1,282,956

(a)	Results have been adjusted for the change in inventory valuation method used by our K&G brand from the retail inventory method to the weighted average cost method during the third quarter of fiscal 2010. The cumulative effect of this change in accounting principle was recorded retrospectively as of February 1, 2009.

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
FOR THE NINE MONTHS ENDED
October 30, 2010 AND October 31, 2009
(In thousands)

	Nine Months Ended
	2010	2009
		(as adjusted) (a)
CASH FLOWS FROM OPERATING ACTIVITIES:

Net earnings including noncontrolling interest	$81,872	$64,968
Non-cash adjustments to net earnings:
Depreciation and amortization	57,210	64,879
Tuxedo rental product amortization	31,732	33,149
Other	11,284	3,292
Changes in assets and liabilities	(16,216)	(3,888)

Net cash provided by operating activities	165,882	162,400

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(43,835)	(44,466)
Acquisition of businesses, net of cash	(97,786)	—
Proceeds from sales of available-for-sale investments	—	19,410
Proceeds from sales of property and equipment	76	—

Net cash used in investing activities	(141,545)	(25,056)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	2,503	3,032
Payments on revolving credit facility	—	(25,000)
Cash dividends paid	(14,318)	(11,029)
Tax payments related to vested deferred stock units	(2,748)	(1,634)
Excess tax benefits from share-based plans	952	208
Purchase of treasury stock	(144)	(90)

Net cash used in financing activities	(13,755)	(34,513)

Effect of exchange rate changes	1,243	8,295

INCREASE IN CASH AND CASH EQUIVALENTS	11,825	111,126

Balance at beginning of period	186,018	87,412

Balance at end of period	$197,843	$198,538

(a)	Results have been adjusted for the change in inventory valuation method used by our K&G brand from the retail inventory method to the weighted average cost method during the third quarter of fiscal 2010. The cumulative effect of this change in accounting principle was recorded retrospectively as of February 1, 2009.